Exhibit 99.1

Imperva Announces Preliminary Second Quarter 2016 Financial Results

Redwood Shores, Calif. – July 11, 2016 – Imperva, Inc. (NYSE: IMPV), committed to protecting business‑critical data and applications in the cloud and on‑premises, today announced preliminary financial results for the second quarter ended June 30, 2016.

Based on preliminary financial information, Imperva currently expects to report total revenue for the second quarter of 2016 in the range of $57.5 million to $58.0 million compared to the company’s prior guidance of total revenue in the range of $65.5 million to $66.5 million.

Imperva also expects to report non-GAAP operating loss in the second quarter of 2016 in the range of $(6.0) million to $(6.5) million, and expects to report non-GAAP net loss per share in the range of $(0.20) to $(0.22) using approximately 32.1 million weighted average shares, based on preliminary financial information.  This is compared to the company’s prior guidance of a non-GAAP operating loss in the range of $(0.3) million to $(1.3) million and non-GAAP net loss per share in the range of $(0.02) to $(0.04). Preliminary non-GAAP results exclude stock-based compensation and amortization of purchased intangibles.  Imperva will provide detail on stock-based compensation and amortization of purchased intangibles on its second quarter earnings conference call scheduled for August 4, 2016.

Second quarter 2016 preliminary results are subject to change based on the completion of the company’s normal quarter-end review process.

Anthony Bettencourt, President and Chief Executive Officer of Imperva, stated:  “We are disappointed with our second quarter financial results, which were primarily impacted by extended sales cycles across most geographies and verticals predominantly relating to larger deals.  During the quarter, we also experienced a reduction in size of several large purchases.  We suspect we are starting to see a reversion to pre-2015 procurement patterns, in which companies are breaking down projects into phases and buying and implementing over time rather than making a large up front purchase to protect most of their key databases.  With the exception of 2015, this type of incremental purchasing pattern has been the norm for our industry and we are adjusting our sales and customer strategies accordingly.

“Notwithstanding our second quarter performance, we remain confident in the strength of our best-of-breed discovery, protection and compliance solutions.  We do not believe that we are experiencing a change in the competitive environment as our win rates remained consistent during the quarter.  In addition, we were pleased with the performance of our Incapsula business, which contributed to the overall growth of our subscription revenues during the quarter.  The management team is continuing to analyze the factors that impacted our second quarter results and how they may impact our outlook for the full year, and is working with the Board to consider what steps we may take to address these issues. We expect to provide updated guidance and additional details during our regular earnings call.”

Conference Call

In connection with this release, Imperva will host a conference call and live webcast today (Monday, July 11, 2016) for investors and analysts at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). To access the conference call, dial (877) 718-5099 for the U.S. or Canada or (719) 325-4831 for international callers with conference ID #2658445. The webcast will be available live on the Investors section of the company’s website at www.imperva.com. An audio replay of the call will also be available to investors by phone beginning at approximately 5:00 p.m. Pacific Time on July 11, 2016 until 8:59 p.m. Pacific Time on July 25, 2016, by dialing (877) 870-5176 for the U.S. or Canada or (858) 384-5517 for international callers, and entering passcode #2658445. In addition, an archived webcast will be available on the Investors section of the company’s website at www.imperva.com.

Imperva plans to report full financial results for the quarter ended June 30, 2016 after the close of the market on August 4, 2016 and will issue a separate press release with the conference call details.

Non‑GAAP Financial Measures

This press release contains forward-looking non‑GAAP measures of financial performance, including expected non-GAAP operating loss and expected non-GAAP net loss per share. The presentation of these forward-looking non‑GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP, and may be different from the forward-looking non‑GAAP financial measures used by other companies. In addition, these forward-looking non‑GAAP measures have limitations in that they do not reflect all of the amounts associated with results of operations as determined in accordance with GAAP. These forward-looking non‑GAAP financial measures exclude stock‑based compensation and amortization of purchased intangibles.

Imperva believes it is appropriate to exclude or give effect to certain items for the following reasons:

Stock-Based Compensation: When evaluating the performance of its consolidated results, Imperva does not consider stock-based compensation charges. Likewise, the Imperva management team excludes stock-based compensation expense from its operating plans. In contrast, the Imperva management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Imperva places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

Imperva excludes stock-based compensation expense from its non-GAAP financial measures primarily because it does not consider it part of ongoing operating results when assessing the performance of its business, and the exclusion of the expense facilitates the comparison of results and business outlook for future periods with results for prior periods in order to better understand the long term performance of its business.

Amortization of Purchased Intangibles. When analyzing the operating performance of an acquired entity, Imperva’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Imperva’s management excludes the GAAP impact of acquired intangible assets to its financial results. Imperva believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

In addition, in accordance with GAAP, Imperva generally recognizes expenses for internally-developed intangible assets as they are incurred until technological feasibility is reached, notwithstanding the potential future benefit such assets may provide. Unlike internally-developed intangible assets, however, and also in accordance with GAAP, Imperva generally capitalizes the cost of acquired intangible assets and recognizes that cost as an expense over the useful lives of the assets acquired (other than goodwill, which is not amortized, as required under GAAP). As a result of their GAAP treatment, there is an inherent lack of comparability between the financial performance of internally-developed intangible assets and acquired intangible assets. Accordingly, Imperva believes it is useful to provide, as a supplement to its GAAP operating results, a non-GAAP financial measure that excludes the amortization of acquired intangibles.

Imperva believes that these non‑GAAP financial measures provide meaningful supplemental information regarding the performance of Imperva by excluding certain items that may not be indicative of the company’s core business, operating results or future outlook. Imperva management uses these non‑GAAP financial measures in assessing operating results of Imperva, as well as when planning, forecasting and analyzing future periods. These non‑GAAP financial measures also facilitate comparisons of the performance of Imperva to prior periods.

Imperva has not provided a reconciliation of these forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not produce the corresponding GAAP financial measures by the date of this press release without unreasonable effort.  GAAP results and a detailed reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure will be presented in connection with Imperva’s press release reporting full financial results for the quarter ended June 30, 2016 scheduled to be released after the close of the market on August 4, 2016.

Forward-Looking Statements

This press release contains forward~~-~~looking statements, including without limitation those regarding the second quarter 2016 financial results that Imperva expects to announce and actions anticipated to be taken in response to its second quarter results and Imperva’s belief that it is not experiencing a change in the competitive environment.  These forward~~-~~looking statements are subject to material risks and uncertainties that may cause actual results to differ substantially from expectations.  Investors should consider important risk factors, which include: that the financial results presented in this press release are preliminary and subject to Imperva’s completion of the financial closing and review process for the second quarter of 2016; demand for Imperva’s data center security solutions may not increase and may decrease; additional lengthening or volatility in Imperva’s sales cycle due to competitive pressures or the evaluation by customers of both Imperva cloud security solutions from Incapsula and Imperva on-premise products; the mix of cloud‑based solutions and on‑premise sales, with their different revenue recognition profiles, shifts toward cloud‑based more rapidly than anticipated; Imperva may not timely introduce new products or versions of Imperva products and that they may not be accepted by the market; competitors may be perceived by customers to be better positioned to help handle data center security threats and protect their businesses from major risk; the growth of Imperva may be lower than anticipated; Imperva may not be able to attract or retain employees, including sales personnel; and other risks detailed under the caption “Risk Factors” in the company’s Form 10-Q filed with the Securities and Exchange Commission, or the SEC, on May 9, 2016 and the company’s other SEC filings. You can obtain copies of Imperva’s SEC filings on the SEC’s website at www.sec.gov.

The foregoing information represents the company’s outlook only as of the date of this press release, and Imperva undertakes no obligation to update or revise any forward‑looking statements, whether as a result of new information, new developments or otherwise.

About Imperva

Imperva® (NYSE:IMPV) is a leading provider of cyber security solutions that protect business-critical data and applications. The company’s SecureSphere, CounterBreach, Incapsula and Skyfence product lines enable organizations to discover assets and risks, protect information wherever it lives – in the cloud and on-premises – and comply with regulations. The Imperva Defense Center, a research team comprised of some of the world’s leading experts in data and application security, continually enhances Imperva products with up-to-the minute threat intelligence, and publishes reports that provide insight and guidance on the latest threats and how to mitigate them. Imperva is headquartered in Redwood Shores, California. Learn more: www.imperva.com, blog, on Twitter.

© 2016 Imperva, Inc. All rights reserved. Imperva, the Imperva logo, SecureSphere, CounterBreach, Incapsula and Skyfence are trademarks of Imperva, Inc. and its subsidiaries.

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Investor Relations Contact Information

Kim Janssen

650.832.6897

kim.janssen@imperva.com

Seth Potter

646.277.1230

IR@imperva.com

Seth.Potter@icrinc.com